Exhibit 99.3

JINGLE NETWORKS, INC.

Financial Statements

December 31, 2009 and 2010 and

March 31, 2010 (Unaudited) and 2011 (Unaudited)

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors

Marchex, Inc.:

We have audited the accompanying balance sheets of Jingle Networks, Inc. as of December 31, 2009 and 2010, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jingle Networks, Inc. as of December 31, 2009 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Seattle, WA
June 21, 2011

JINGLE NETWORKS, INC.

Balance Sheets

	December 31, 2009	December 31, 2010	Unaudited March 31, 2011
Assets
Current assets
Cash and cash equivalents	$5,218,383	2,250,286	1,235,367
Accounts receivable, net of allowance for doubtful accounts of $12,102, $14,618, and $253,784, respectively	2,913,472	3,959,047	4,775,984
Prepaid expenses and other current assets	161,738	81,890	61,731

Total current assets	8,293,593	6,291,223	6,073,082
Property and equipment, net	2,791,163	1,598,984	1,356,744
Other assets
Security deposit	47,118	12,260	12,260
Restricted cash	159,299	144,299	134,299
Note receivable from officer	75,654	—	—
Patent, net	660,417	387,141	318,822

Total other assets	942,488	543,700	465,381

Total assets	12,027,244	8,433,907	7,895,207

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of note payable	404,817	1,000,000	1,000,000
Accounts payable	2,111,975	2,793,894	2,212,155
Accrued expenses	756,606	958,991	1,586,591
Deferred revenue and customer deposits	101,419	678,529	368,811
Other current liabilities	5,789	1,689	—

Total current liabilities	3,380,606	5,433,103	5,167,557
Deferred rent	41,037	83,692	79,035

Total liabilities	3,421,643	5,516,795	5,246,592

Commitments and subsequent events
Stockholders’ equity
Series 1 Preferred stock: $0.001 par value, 17,500,000 shares authorized, 16,877,834 shares issued and outstanding (liquidation preference of $16,877,834) for all periods	6,710,704	6,732,335	6,738,581
Common stock, $0.001 par value; 55,000,000 shares authorized, 30,000,008 shares issued and outstanding for all periods	30,000	30,000	30,000
Additional paid-in capital	95,218,715	95,275,828	95,269,582
Accumulated deficit	(93,353,818)	(99,121,051)	(99,389,548)

Total stockholders’ equity	8,605,601	2,917,112	2,648,615

Total liabilities and stockholders’ equity	$12,027,244	8,433,907	7,895,207

See accompanying notes to financial statements.

JINGLE NETWORK, INC.

Statements of Operations

	Year ended December 31, 2009	Year ended December 31, 2010	Unaudited Three months ended March 31, 2010	Unaudited Three months ended March 31, 2011
Revenue	$14,747,964	16,965,236	3,392,422	5,843,259

Costs and operating expenses
Service costs	10,378,420	11,670,079	2,966,116	3,359,789
Sales and marketing	4,007,093	3,425,525	951,254	956,204
Product development	2,473,316	2,080,898	592,278	545,399
General and administrative	4,401,591	5,538,447	1,797,682	1,238,321

Total costs and operating expenses	21,260,420	22,714,949	6,307,330	6,099,713

Loss from operations	(6,512,456)	(5,749,713)	(2,914,908)	(256,454)
Other income (expense)
Interest income	3,689	1,150	297	164
Interest expense	(6,970,432)	(33,413)	(16,811)	(12,207)
Gain on disposal of assets	19,742	14,743	18,678	—

Other income (expenses), net	(6,947,001)	(17,520)	2,164	(12,043)

Net loss	$(13,459,457)	(5,767,233)	(2,912,744)	(268,497)

See accompanying notes to financial statements.

JINGLE NETWORK, INC.

Statements of Stockholders’ Equity

	Series A Convertible Preferred		Series A1 Convertible Preferred		Series A2 Convertible Preferred		Series B Redeemable Convertible Preferred		Series C Redeemable Convertible Preferred		Series C1 Redeemable Convertible Preferred
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2008	3,000,000	$349,797	10,135,818	$2,452,087	4,948,590	$1,538,679	18,206,046	$31,548,873	13,839,704	$35,441,923	5,980,199	$14,042,358

Accretion of issuance costs								13,638		24,736		12,878
Accrued dividends		22,000						1,902,530		2,207,434		953,843
Common stock issued on conversion of note receivable, stockholder
Stock-based compen-sation expense
Vesting of restricted common stock
Conversion of Series A, A1, and A2 preferred stock into common stock	(3,000,000)	(371,797)	(10,135,818)	(2,452,087)	(4,948,590)	(1,538,679)
Conversion of Series B preferred stock to common stock							(18,206,046)	(33,465,041)
Conversion of Series C preferred stock to common stock									(13,839,704)	(37,674,093)
Conversion of Series C1 preferred stock to common stock											(5,980,199)	(15,009,079)
Conversion of Series D1 preferred stock to common stock
Conversion of convertible notes to common stock
Issuance and sale of Series 1 preferred stock, net of issuance costs of $42,507
Net loss

BALANCE - DECEMBER 31, 2009	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—

Accretion of issuance costs
Additional Series 1 preferred stock issuance costs
Stock-based compensation expense
Net loss

BALANCE - DECEMBER 31, 2010	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—

Accretion of issuance costs (unaudited)
Stock-based compensation expense (unaudited)
Net loss (unaudited)

BALANCE - MARCH 31, 2011 (unaudited)	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—

	Series D Redeemable Convertible Preferred		Series 1 Convertible Preferred		Common stock		Additional paid-in capital	Accumulated deficit
	Shares	Amount	Shares	Amount	Shares	Amount			Total
Balances at December 31, 2008	582,912	$1,462,264	—	$—	2	$—	$9,866	$(79,894,361)	$6,951,486

Accretion of issuance costs		7,120		2,078			(60,450)		—
Accrued dividends		92,973					(5,178,780)		—
Common stock issued on conversion of note receivable, stockholder							48,698		48,698
Stock-based compensation expense							343,542		343,542
Vesting of restricted common stock							60,263		60,263
Conversion of Series A, A1, and A2 preferred stock into common stock					4		4,362,563		—
Conversion of Series B preferred stock to common stock					4		33,465,041		—
Conversion of Series C preferred stock to common stock					7,495,860	7,496	37,666,597		—
Conversion of Series C1 preferred stock to common stock					4,285,799	4,286	15,004,793		—
Conversion of Series D1 preferred stock to common stock	(582,912)	(1,562,357)			2,623,745	2,624	1,559,733		—
Conversion of convertible notes to common stock					15,594,594	15,594	7,936,849		7,952,443
Issuance and sale of Series 1 preferred stock, net of issuance costs of $42,507			16,877,834	6,708,626					6,708,626
Net loss								(13,459,457)	(13,459,457)

BALANCE - DECEMBER 31, 2009	—	$—	16,877,834	$6,710,704	30,000,008	$30,000	$95,218,715	$(93,353,818)	$8,605,601

Accretion of issuance costs				24,984			(24,984)		—
Additional Series 1 preferred stock issuance costs				(3,353)			—		(3,353)
Stock-based compensation expense							82,097		82,097
Net loss								(5,767,233)	(5,767,233)

BALANCE - DECEMBER 31, 2010	—	$—	16,877,834	$6,732,335	30,000,008	$30,000	$95,275,828	$(99,121,051)	$2,917,112

Accretion of issuance costs (unaudited)				6,246			(6,246)		—
Stock-based compensation expense (unaudited)							—		—
Net loss (unaudited)								(268,497)	(268,497)

BALANCE - MARCH 31, 2011 (unaudited)	—	$—	16,877,834	$6,738,581	30,000,008	$30,000	$95,269,582	$(99,389,548)	$2,648,615

See accompanying notes to financial statements.

JINGLE NETWORKS, INC.

Statements of Cash Flows

	Year ended December 31, 2009	Year ended December 31, 2010	Unaudited Three months ended March 31, 2010	Unaudited Three months ended March 31, 2011
Cash flows from operating activities:
Net loss	$(13,459,457)	(5,767,233)	(2,912,744)	(268,497)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,908,163	1,586,010	417,449	370,222
Stock-based compensation	343,542	82,097	82,097	—
Gain on disposal of equipment	(19,742)	(14,743)	(18,678)	—
Amortization of debt discount and non-cash interest	6,836,346	(3,353)	(3,474)	—
Allowance for doubtful accounts	(12,102)	2,516	3,489	239,166
Change in certain assets and liabilities:
Accounts receivables, net	(51,898)	(1,048,091)	496,432	(1,056,103)
Prepaid expenses and other current assets	301,222	79,848	85,816	20,159
Security deposits and other assets	(9,330)	110,512	—	—
Accounts payable	871,668	681,919	(288,383)	(581,739)
Accrued expenses and other current liabilities	(1,823,883)	202,384	151,922	627,600
Deferred revenue and customer deposits	(57,413)	577,110	(6,608)	(309,718)
Other current liabilities	2,485	(4,100)	2,187	(1,689)
Deferred rent	14,054	42,655	6,934	(4,657)

Net cash used in operating activities	(5,156,345)	(3,472,469)	(1,983,561)	(965,256)

Cash flows from investing activities:
Purchases of property and equipment	(54,055)	(105,811)	(25,270)	(59,663)
Change in restricted cash	(104,299)	15,000	—	10,000

Net cash used in investing activities	(158,354)	(90,811)	(25,270)	(49,663)

Cash flows from financing activities:
Proceeds from issuance of Series 1 preferred stock, net of issuance costs	6,708,626	—	—	—
Payments on other installment agreements	(2,065,800)	—	—	—
Proceeds from long term borrowing	—	1,000,000	—	—
Repayment of long-term debt	(1,159,804)	(404,817)	(196,484)	—

Net cash provided by (used in) financing activities	3,483,022	595,183	(196,484)	—

Net decrease in cash and cash equivalents	(1,831,677)	(2,968,097)	(2,205,315)	(1,014,919)
Cash and cash equivalents at beginning of year	7,050,060	5,218,383	5,218,383	2,250,286

Cash and cash equivalents at end of period	$5,218,383	2,250,286	3,013,068	1,235,367

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$105,683	21,563	9,455	12,206
Cash paid during the period for income taxes	$—	—	—	—

See accompanying notes to financial statements.

(1)	Description of Business and Summary of Significant Accounting Policies

(a)	Description of Business

Jingle Networks, Inc. (the “Company”) was incorporated in the state of Delaware in May 2005. The Company is a provider of voice and mobile search performance advertising and technology solutions for major brand marketers, small businesses, and agencies. The Company operates voice search platforms through its own proprietary service and through the Jingle Ad Network, which includes mobile partners.

The accompanying unaudited condensed consolidated financial statements as of March 31, 2011 and for the three months ended March 31, 2010 and 2011 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011 or for any other period.

(b)	Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash and cash equivalents. Cash equivalents totaled $372,682, $102,059 and $102,088 at December 31, 2009, December 31, 2010, and March 31, 2011, respectively. Cash equivalents consist primarily of cash on deposit, certificates of deposit, and money market accounts.

(c)	Restricted Cash

Restricted cash represents amounts held in a certificate of deposit to secure a corporate credit card and letters of credit to secure the Company’s office space lease.

(d)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable balances are presented net of allowance for doubtful accounts.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. The Company determines the allowance based on analysis of historical bad debts, advertiser concentrations, advertiser credit worthiness, and current economic trends. Past-due balances over 90 days and specific other balances are reviewed individually for collectibility. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(e)	Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, generally averaging three years.

Included within property and equipment, the Company has a perpetual software license for internal use. Amortization is calculated using the straight-line method over the estimated useful life of the asset, estimated at five years.

(f)	Intangible Assets

The Company capitalizes costs incurred to acquire intangible assets. Intangible assets with definite lives are amortized over their estimated useful lives on a straight-line basis. The Company’s finite-lived intangible asset consists of a patent, which is being amortized using the straight-line method over an estimated useful life of five years.

(g)	Impairment or Disposal of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If such asset group is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds its estimated fair value. Assets to be disposed of would be separately presented on the balance sheet and reported at the lower of their carrying amount or fair value less costs to sell, and would no longer be amortized or depreciated. There were no impairments in 2009, 2010 and the three months ended March 31, 2011.

(h)	Revenue Recognition

The Company derives revenue from in-call audio or text advertisements either through the sale of digital call advertising on its own voice search services or through partner platforms including mobile carriers and mobile infrastructure providers. In providing call advertising services and pay-per-connection advertising, the Company generates revenue upon delivery of qualified and reported phone calls or connections to advertisers or advertising service providers’ listings. These advertisers and advertising service providers pay the Company a designated transaction fee for each phone call or connection, which occurs when a user makes a phone call or connection on any of their advertisement listings after it has been placed by the Company or by the Company’s distribution partners. Each phone call or connection on an advertisement listing represents a completed transaction. The Company recognizes revenue upon the completion of its performance obligation, provided that: (1) evidence of an arrangement exists; (2) the arrangement fee is fixed and determinable; and (3) collection is reasonably assured. Amounts billed to customers in excess of the recognized revenue and advance payments received are recorded as deferred revenue and customer deposits, respectively, in the accompanying balance sheets.

(i)	Service Costs

Service costs consist of telecommunication line fees, automation fees, amortization of certain software license costs and maintenance, user acquisition costs that relate primarily to payments made to outside service providers for access to their mobile and online user traffic, and depreciation of computer equipment used in providing the Company’s services.

(j)	Advertising Expenses

Advertising costs are expensed as incurred and included in sales and marketing expense in the accompanying statement of operations. The amounts for advertising expense were $441,448, $209,365, $82,881 and $1,017 for the years ending December 31, 2009 and 2010 and three months ended March 31, 2010 and 2011, respectively.

(k)	Product Development

Product development costs consist primarily of expenses incurred by the Company in the research and development of the Company’s services. Research and development costs are expensed as incurred and include compensation and related expenses, costs of computer hardware and software, and costs incurred in developing features and functionality of the services.

(l)	Stock-Based Compensation

The Company accounts for stock-based compensation for employees and non-employees under the fair value method. Stock-based compensation is measured at the grant-date fair value of the award and is recognized as the related services are rendered, typically the vesting period, on a straight-line basis. The measurement date for nonemployee awards is the date the performance or services are completed.

(m)	Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is not more likely than not that such deferred tax assets will be realized.

(n)	Concentrations

Cash and Cash Equivalents – The Company maintains substantially all of their cash and cash equivalents with one financial institution.

Accounts Receivable – The outstanding receivable balance for each customer representing more than 10% or more of accounts receivable at December 31, 2009 and 2010 and March 31, 2011 are as follows:

	December 31,		(Unaudited) March 31,
	2009	2010	2011
Customer A	13%	17%	20%
Customer B	21%	*	*
Customer C	*	*	11%

*	Less than 10%

Revenue – Substantially all of the Company’s revenue is generated through arrangements that are short-term in nature. The Company may not be successful in renewing any of these agreements, or if they are renewed, they may not be on terms as favorable as current agreements. The Company may not be successful in entering into agreements with new customers on commercially acceptable terms. The percentage of revenue earned from customers representing more than 10% of total revenue for the years ended December 31, 2009 and 2010 and the three months ended March 31, 2010 and 2011 is as follows:

	December 31,		(Unaudited) March 31,
	2009	2010	2010	2011
Customer A	10%	24%	26%	22%
Customer B	18%	*	*	*
Customer D	10%	*	*	*

*	Less than 10%

(o)	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company has used estimates related to several financial statement amounts, including revenues, allowance for doubtful accounts, useful lives for property and equipment, intangible assets, the fair value of the Company’s common stock and share-based payment awards, the impairment of long-lived assets, and a valuation allowance for deferred tax assets. Actual results could differ from those estimates.

(p)	Fair Value Measurements

For fair value measurements, the Company uses a three-tier fair value hierarchy, which categorizes the inputs used in measuring fair value. These categories include: Level 1, defined as observable inputs, such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices included in Level 1 that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The assets measured at fair value on a recurring basis as of December 31, 2009, December 31, 2010 and March 31, 2011 (unaudited), and the input categories associated with those assets are as follows:

		Fair Value Measurements at December 31, 2009 Using
	Total Carrying Value at December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents	$372,682	$372,682	$—	$—
Restricted cash	159,299	159,299	—	—

		Fair Value Measurements December 31, 2010 Using
	Total Carrying Value at December 31 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents	$102,059	$102,059	$—	$—
Restricted cash	144,299	144,299	—	—

		Fair Value Measurements at March 31, 2011 (Unaudited) Using
	(Unaudited) Total Carrying Value at March 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents	$102,088	$102,088	$—	$—
Restricted cash	134,299	134,299	—	—

(2)	Property and Equipment

Property and equipment consisted of the following at periods ended:

	December 31,		(Unaudited) March 31,
	2009	2010	2011
Computers and equipment	$975,481	687,568	558,735
Furniture and fixtures	18,011	31,994	31,994
Purchased software	5,224,376	5,035,941	4,926,452
Leasehold improvements	6,770	13,191	13,191

Total property and equipment	6,224,638	5,768,694	5,530,372
Less accumulated depreciation and amortization	(3,433,475)	(4,169,710)	(4,173,628)

Property and equipment, net	$2,791,163	1,598,984	1,356,744

Depreciation and amortization of property and equipment was $1,634,887, $1,312,734, $349,130 and $301,903 for the years ended December 31, 2009 and 2010, and the three months ending March 31, 2010 and 2011, respectively.

In June 2007, the Company purchased a perpetual software license for internal use from a software vendor for $5,447,400, payable in three equal annual installments of $1,815,800 in June 2007, 2008, and 2009. The Company has capitalized the present value of the installment payments of $4,914,415 as purchased software included within property and equipment in 2007, based on an imputed interest rate of 9.5% per annum. The Company recorded a liability for the future installment payments of $3,631,600, net of a discount of $550,278, which was amortized into interest expense over the term of the installment payments. As of December 31, 2009, the obligation has been repaid and the discount fully amortized. The Company recorded $114,641 of interest expense related to this obligation during the year ended December 31, 2009.

Additionally, the Company is required to pay the software vendor 3% of gross advertising revenue received for calls processed using the software. This revenue share payment is recorded in cost of revenues as the costs are incurred. Revenue share payments made to the software vendor totaled $334,490, $260,835, $75,559 and $63,310 for the years ended December 31, 2009 and 2010 and the three month periods ended March 31, 2010 and 2011, respectively, and have been recorded in service costs as the costs are incurred.

(3)	Patent

In June 2007, the Company purchased a patent for $1,500,000. The purchase price was payable over 24 months of which $300,000 was payable immediately and the remaining balance was to be paid in 24 equal monthly installments of $50,000. The Company capitalized the present value of the payment of $1,366,381 as an intangible asset based upon an imputed interest rate of 9.5% per annum. The Company recorded interest expense of $10,996 related to this obligation during the year ended December 31, 2009. As of December 31, 2009, the obligation has been repaid. The patent is being amortized over its useful life of five years.

The net carrying amount of the intangible asset as of December 31, 2009 and 2010 and March 31, 2011 was $660,417, $387,141, and $318,822 respectively. The Company recorded amortization expense for the years ended December 31, 2009 and 2010 and the three month periods ending March 31, 2011 and 2010 of $273,276, $273,276, $68,319 and $68,319, respectively, which is included in service costs. The annual amortization expense related to the patent is expected to be $273,276 in 2011 and $113,865 in 2012.

(4)	Related-Party Transaction

In December 2008, the Company issued a note receivable to an officer for $75,000. The note receivable accrued interest at an annual rate of 1.36% until the loan was repaid in full in December 2010. The Company recorded interest income during the fiscal year ending December 31, 2009 and 2010 and the three months ended March 31, 2010 of $569, $426, and $121, respectively.

(5)	Notes Payable - Stockholders

In December 2008, the Company issued convertible notes payable (the “Notes”) to a certain stockholder and received proceeds of $7,525,166. In connection with issuance of the Notes, the Company issued 582,912 shares of Series D redeemable convertible preferred stock (“Series D Preferred Stock”), which had a fair value of $3.16 per share. The Company recorded the relative fair value of the Series D Preferred Stock of $1,479,782 as a discount to the Notes. Additionally, the Company recorded a beneficial conversion feature of $4,902,816, which was recorded as a discount to the Notes. Interest accrued at 8% until the Notes were converted into 15,594,594 post-split shares of common stock in connection with a recapitalization of the Company’s equity in December 2009. As a result of the conversion of the Notes to common stock, the unamortized debt discount was recorded as interest expense in 2009. In addition, in 2009, the Company recorded interest expense of $43,980 related to the amortization of the deferred financing costs and charged the remaining unamortized balance of $48,274 of deferred financing costs to interest expense.

(6)	Debt

In June 2007, the Company entered into a $2,500,000 term loan with a bank. The term loan was payable in 36 equal monthly payments of principal, plus accrued interest at 10.75%. The term loan was secured by substantially all of the Company’s assets excluding its intellectual property. As of December 31, 2009, the outstanding principal balance under the term loan agreement was $416,667. The term loan was repaid in full in May of 2010.

In connection with the term loan, the Company issued a warrant to the bank for the purchase of 50,000 shares of Series C redeemable convertible preferred stock at an exercise price of $2.172 per share. The Company recorded the fair value of the warrants at the time of issuance of $88,264 as a debt discount. The debt discount was amortized as a component of interest expense over the term of the related debt. During the years ended December 31, 2009 and 2010, and the three months ended March 31, 2010, the Company recorded noncash interest expense of $29,830, $11,850 and $7,355 related to the amortization of this debt discount. At December 31, 2009 the carrying value of the term loan was $404,817, net of the unamortized debt discount of $11,850. The warrants can be exercised at any time, in whole or in part, until June 5, 2014.

In connection with a $2,000,000 equipment line of credit obtained in 2006, the Company issued a warrant to the bank for the purchase of 28,070 shares of Series B redeemable convertible preferred stock at an exercise price of $1.425 per share through May 23, 2013. The equipment line of credit was secured by all of the Company’s assets excluding its intellectual property and was fully repaid in 2009.

(7)	Credit Agreement

On June 30, 2010, the Company entered into a $2,500,000 revolving line of credit with a bank. The line of credit expires on June 29, 2011. The line of credit provides for borrowings based on an amount not to exceed 80% of eligible accounts receivable. Interest is charged at the bank’s prevailing rate plus 2% on the outstanding balance. The line of credit also includes various financial covenants and is secured by all of the Company’s assets excluding intellectual property. The outstanding balance on the line of credit as of December 31, 2010 and March 31, 2011 was $1,000,000. Interest expense incurred for the year ended December 31, 2010 and for the three months ended March 31, 2011 was $8,250 and $12,207, respectively.

(8)	Stockholders’ Equity

(a)	Recapitalization:

On December 17, 2009, the Company amended and restated its certificate of incorporation, effecting the following transactions:

(i)	Reverse Stock Split:

In connection with the recapitalization, the Company’s board of directors authorized a 1-for-5,000,000 reverse stock split. As a result, 46,155,538 common shares were canceled. References in the accompanying financial statements and notes reflect the number of common shares and per share amounts after the reverse stock split.

(ii)	Recapitalization of the Company’s Series A, A-1, and A-2 Preferred Stock:

All of the issued and outstanding shares of the Series A, A-1, and A-2 Preferred Stock were converted into common stock on a post-split one-for-one basis. The conversion of the Series A, A-1, and A-2 Preferred Stock resulted in the issuance of four shares of common stock.

(iii)	Recapitalization of the Company’s Series B Preferred Stock:

All of the issued and outstanding shares of the Series B Preferred Stock were converted into common stock on a post-split one-for-one basis. The conversion of the Series B Preferred Stock resulted in the issuance of four shares of common stock.

(iv)	Series C and C-1 Preferred Stock:

All of the issued and outstanding shares of Series C and C-1 Preferred Stock were converted into post-split common stock on a 1-for-0.54162 basis and a 1-for-0.71665 basis, respectively. The conversion of Series C and C-1 Preferred Stock resulted in the issuance of an aggregate of 11,781,659 shares of common stock.

(v)	Recapitalization of the Series D Preferred Stock:

Following the reverse stock split, all of the issued and outstanding shares of Series D Preferred Stock were converted into shares of post-split common stock on a 1-for-4.5011 basis. The conversion of the Series D Preferred Stock resulted in the issuance of 2,623,745 shares of common stock.

(b)	Authorized Capital Shares

The Company amended its authorized capital shares to 72,500,000, of which 55,000,000 shall be common stock and 17,500,000 shall be preferred stock, all of which are designated as Series 1 convertible preferred stock (“Series 1 Preferred Stock”).

(c)	Series 1 Preferred Stock

On December 17, 2009, subsequent to the recapitalization, the Company issued 16,877,834 shares of Series 1 Preferred Stock and received gross proceeds of $6,751,133.

Voting – The holders of Series 1 Preferred Stock shall have the right to one vote per share of common stock into which such preferred stock could then be converted.

Dividends – The Series 1 Preferred Stock does not have a stated dividend. However, the Company cannot declare, pay, or set aside any dividends on shares of any other class or series of capital stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series 1 Preferred Stock first receive, or simultaneously receive, a dividend on each outstanding series of Series 1 Preferred Stock.

Conversion – The shares of Series 1 Preferred Stock are convertible at any time at the option of the holder into shares of common stock of the Company on a one-for-one basis. The conversion price is initially $1.00, subject to adjustments for stock splits, dividends, and recapitalizations. Conversion is automatic upon (a) the closing of an initial public offerings, (IPO) in which the per share price is equal to or greater than $3.00 (subject to adjustment), resulting in net proceeds to the Company of at least $50,000,000 or (b) at the election of the holders of at least two thirds at the conversion date.

The conversion feature contained in the Series 1 Preferred Stock provides for the adjustment of the conversion price upon the issuance of additional shares of common stock. The preferred shares are considered to be equity instruments. The embedded conversion option is clearly and closely related to the host contract and thus has not been separated and accounted for as a derivative instrument. The embedded conversion at $1.00 per share was not determined to be “in-the-money” at the date that the preferred shares were issued, and therefore there was no beneficial conversion feature to record. It is possible, however, that subsequent equity transactions (sales of common stock) could trigger the beneficial conversion feature and require recognition in the Company’s financial statements.

Liquidation – Upon liquidation of the Company, including the sale of the Company, the holders of Series 1 Preferred Stock shall be entitled to be paid first, out of the assets of the Company available for the distribution to its stockholders, an amount per share of $1.00 plus any accrued but unpaid dividend. If upon any such liquidation event, the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of Series 1 Preferred Stock the full amount to which they are entitled, the holders of Series 1 Preferred Stock will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Redemption – The shares of Series 1 Preferred Stock have no redemption rights.

(d)	Conversion of Notes into Shares of Post-Split Common Stock

In December 2009, holders of the Company’s convertible notes payable agreed to convert their notes into shares of the Company’s post-split common stock. The conversion of convertible notes with a face value of $7,525,166 resulted in the issuance of 15,594,594 shares of common stock. This was calculated by converting the notes to Series D-1 Preferred Shares by dividing the face value of the notes by the conversion price, $2.172, resulting in 3,464,625 shares. The Series D-1 Preferred Shares were then converted to common stock on a 1-for-4.5011 basis.

(e)	Reserved Shares

As of December 31, 2009 and 2010 and March 31, 2011, common stock reserved for future issuance or conversions of outstanding preferred stock consisted of the following:

	December 31,		(Unaudited) March 31,
	2009	2010	2011
Common Stock	6,900,000	2,288,000	2,298,000
Conversion of Series 1 Preferred Stock	16,877,834	16,877,834	16,877,834

Total	23,777,834	19,165,834	19,175,834

(9)	Stock Options

(a)	Stock Option Plan

In November 2006, the Company’s board of directors adopted and approved the Amended 2005 Stock Option Plan (the “Plan”). Under the Plan, the board of directors may issue incentive stock options and restricted stock to employees, including officers and members of the board of directors who are also employees, and nonstatutory stock options to employees, officers, directors, consultants, and advisors of the Company to purchase up to an aggregate of 3 shares (14,281,800 shares on a pre-split basis prior to the recapitalization in December 2009) of the Company’s common stock. Under the Plan, incentive options to purchase the Company’s common shares may be granted to employees at prices not lower than fair value at the date of grant as determined by the board of directors. Nonstatutory options may be granted to key employees, including directors and consultants, at prices not lower than 85% of the fair value at the date of grant as determined by the board of directors. Stock options granted to a shareholder owning more than 10% of the voting stock of the Company may be granted with an exercise price not less than 110% of the fair market value per share on the date of grant. Options have a term of 10 years; except in the case of an incentive stock option granted to an optionee who, at the time the option is granted, owns stock representing more than 10% of the voting stock of the Company, the term of the option shall be five years from the date of grant or such shorter term as may be provided in the option agreement. Options generally vest over four years.

The fair value of the common stock has been determined by the board of directors at each date of grant based upon a variety of factors, including the results obtained from a third-party valuation, the Company’s financial position and historical financial performance, the status of developments within the Company’s research and development activities, the composition and ability of the current research and management team, the current climate in the marketplace, the illiquid nature of the common stock, the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event, among others.

In connection with the December 2009 recapitalization, the Company amended the Plan. Under the revised plan, there are 6,900,000, 2,288,000, and 2,298,000 shares available for future grant at December 31, 2009 and 2010 and March 31, 2011, respectively. All options and restricted shares under the former plan were split 5,000,000 to 1 and were cancelled with the recapitalization. Due to the cancellation of the awards, the unamortized compensation expense at the recapitalization date of $189,040 was recognized in 2009.

As of December 31, 2010, 269,000 incentive stock options have been granted under the revised plan. No shares were granted in the three months ending March 31, 2011. The per share fair value of stock options granted during the year ended December 31, 2009 and 2010 and the three months ended March 31, 2011 was determined on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	December 31,		(Unaudited) March 31,
	2009	2010	2011
Expected life (in years)	6.25	6.25	*
Risk-free interest rate	2.12%-3.37%	1.85%-3.28%	*
Expected volatility	89.06%	73.30%	*
Expected dividend yield	—	—	*

*	No shares were granted in the three months ending March 31, 2011

The Company recorded stock compensation expense on a straight-line basis related to incentive stock options of $270,107, $0, $0 and $0 for the years ended December 31, 2009 and 2010, and the three month periods ending March 31, 2010 and 2011, respectively. As of March 31, 2011, there was $79,918 of unamortized stock compensation expense.

Stock option activity is summarized as follows:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life
Outstanding balance - December 31, 2008	—
Options granted	—
Options exercised	—
Options cancelled	—
Options forfeited	—
Outstanding balance - December 31, 2009	—

Options granted	269,000	0.03
Options exercised	—
Options cancelled	—
Options forfeited	22,000	0.03

Outstanding balance - December 31, 2010	247,000	0.03	9.56
Options granted (unaudited)	—
Options exercised (unaudited)	—
Options cancelled (unaudited)	—
Options forfeited (unaudited)	5,000	0.03

Outstanding balance at March 31, 2011 (unaudited)	242,000	0.03	9.32

Options exercisable at March 31, 2011 (unaudited)	5,000	0.03

(b)	Restricted Common Stock

The Company issues shares of common stock to certain key employees and certain nonemployees. The shares of common stock are subject to repurchase agreements and generally vest over a three or four year period. If the holder ceases employment with the Company, the Company may repurchase any unvested shares of common stock at the original purchase prices. All such issuances of restricted common stock were in exchange for cash and notes receivables equal to the estimated fair value of such shares at the issuance date.

During 2006, the Company issued 1 share (5,861,000 shares on a pre-split basis) of common stock at purchase prices ranging from $250,000 to $1.38 million per share ($0.05 to $0.57 per share on a pre-split basis) in exchange for promissory notes. The notes bear interest, adjusted monthly, and have partial recourse to employees’ assets for up to 33% of the value of the note. The promissory notes are collateralized by the underlying shares of common stock and are due within 90 days of termination of employment or four years from the date of issuance. The promissory notes are due immediately upon the closing of an IPO or a change of control. The shares vest over a period of four years. As of December 31, 2009 and 2010 and March 31, 2011, there were no unvested shares outstanding pursuant to the promissory notes.

In 2010, the Company issued 4,150,000 shares of restricted common stock at a purchase price of $0.03 per share in exchange for promissory notes. The notes bear interest, adjusted monthly, and have partial recourse to employees’ assets for up to 33 1/3% of the value of the note. The promissory notes are collateralized by the underlying shares of restricted common stock and are due at the earliest of four years from the date of issuance, the closing of any public offering and the first date on which a liquidity event shall occur. The shares vested at the date of grant. During 2010, one of the employees terminated employment with the Company and forfeited 150,000 shares of common stock as payment for the outstanding promissory note of $4,500. Also, another employee terminated employment and forfeited 625,000 shares of common stock as payment for the outstanding promissory note of $37,500. In April 2011, the Company forgave the two remaining promissory notes outstanding.

The Company has determined that these promissory notes granted in 2006 and 2010 do not represent a substantive exercise of an option as the employee does not bear the risk and rewards of ownership as the notes are partial recourse and, therefore, should be accounted for as nonrecourse notes. The promissory notes are accounted for as stock option grants and the notes receivable and related shares of common stock are not recorded until such time as the notes are repaid. The Company has estimated the grant-date fair value of the awards for 2006 and 2010 at $215,495 and $82,097, respectively, using the Black-Scholes option pricing model with the following weighted-average assumptions: expected volatility of 87% and 85%, a risk-free interest rate of 0% and 0% (reduced to zero to reflect interest on the underlying promissory notes), an expected term of four and four years, and a dividend rate of zero, respectively. During the years ended December 31, 2009 and 2010, and the three months ended March 31, 2010 and 2011, the Company recognized $73,435, $82,097, $82,097 and $0, respectively, of stock-based compensation related to these awards.

A summary of the restricted stock that was issued pursuant to the Plan during the year ended December 31, 2009 and 2010 and the three months ended March 31, 2011 is presented in the table below.

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested balance - December 31, 2009	—
Granted	4,150,000	0.03
Vested	(3,375,000)	0.03
Forfeited	(775,000)	0.03

Nonvested balance - December 31, 2010	—	0.03
Vested	—
Forfeited	—
Repurchased	—

Nonvested balance at March 31, 2011	—	0.03

In November 2008, the Board of Directors authorized zero (1,410,000 on a pre-split basis) unvested shares of restricted common stock to certain employees with an aggregate fair value of $211,500, which were issued to employees in January 2009. The restricted stock was subject to vesting whereby 50% of the shares vest upon a deemed liquidation event, and 25% upon the first anniversary of the deemed liquidation event and 25% upon the secondary anniversary of the deemed liquidation event, provided continued employment at the Company. Upon the occurrence of a deemed liquidation event, the Company would record stock-based compensation for the shares that become vested. Due to the recapitalization in December 2009, these issuances were cancelled.

In February 2010, the Company issued 1,761,500 shares of restricted common stock to certain employees with an aggregate fair value of $52,845. The terms of these issuances were as per the January 2009 issuances. As of March 31, 2011 there has been no deemed liquidation event and therefore, no compensation expense has been recorded for these shares.

(10)	Income Taxes

In the fiscal years 2009 and 2010, and the three months ended March 31, 2011, the Company did not record a provision or benefit for income taxes as a result of its operating losses and a full valuation allowance recorded on the Company’s deferred tax assets, net of deferred tax liabilities. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2009 and 2010 and March 31, 2011 are as follows:

	December 31,		March 31,
	2009	2010	2011
Net operating loss carryforward	$26,691,500	28,851,000	28,852,800
Accrued expenses	182,300	95,300	73,000
Capitalized start-up costs	536,400	540,500	548,700
Other	4,400	7,300	40,000

Deferred tax assets	27,414,600	29,494,100	29,514,500
Depreciation (Deferred tax liability)	(490,000)	(449,400)	(464,400)

	26,924,600	29,044,700	29,050,100
Deferred tax asset valuation allowance	(26,924,600)	(29,044,700)	(29,050,100)

Net deferred tax assets	$—	—	—

At March 31, 2011, the Company had available combined federal and state tax effected net operating loss carryforwards of approximately $28,852,800. These state and federal loss carryforwards begin to expire in 2011 and 2025, respectively. At March 31, 2011, the Company had unrecognized tax benefits related to federal and state research and development credit carryforwards that expire at various dates through 2031 and other various matters.

A reconciliation of the beginning and ending balance of unrecognized tax benefits is as follows:

	December 31,		March 31, 2011
	2009	2010
Gross tax contingencies—Balance at January 1	—	3,455,600	3,615,900
Gross increases to tax positions associated with prior periods	711,400	—
Gross increases to current period tax positions	2,744,200	160,300	32,000
Settlements	—	—
Lapse of statute of limitations	—	—

Unrecognized tax benefits, ending balance	3,455,600	3,615,900	3,647,900

The Company believes portions of these net operating loss carryforwards and credits may be restricted due to ownership changes.

Management has evaluated the positive and negative evidence bearing upon the realizability of the Company’s deferred tax assets. Management has determined that it is not more likely than not that the Company will realize the benefits of federal and state deferred tax assets, and as a result, a full valuation allowance has been established.

(11)	Commitments and Contingencies

(a)	Commitments

The Company leases certain office space under operating leases that expire at various dates through November 2014. The Company’s lease agreements provide for escalating rent payments. Rent expense is recorded on a straight-line basis; therefore, the Company has a deferred lease obligation of $41,037, $83,692, and $79,035 as of December 31, 2009 and 2010 and March 31, 2011, respectively, which is included in other noncurrent liabilities in the accompanying balance sheets. Additionally, the Company leased certain office equipment under an operating lease that expires in 2015.

Rent expense totaled $349,924, $299,663, $81,641 and $72,739 for the years ended December 31, 2009 and 2010 and the three month periods ended March 31, 2010 and 2011, respectively.

The following table summarizes future minimum payments on the Company’s contractual obligations as of March 31, 2011:

Office lease
2011	$329,687
2012	277,109
2013	160,582
2014	164,209
2015	28,688
Thereafter	—

Total minimum payments	$960,275

(b)	Contingencies

The Company has one irrevocable and unconditional letter of credit in the amount of $61,298 as a security deposit for its lease for its New York office space. The letter of credit was effective on March 1, 2010 and will automatically be extended annually until no less than 90 days following the expiration of the term of the lease on February 28, 2015. Provided the Company has made timely minimum rent payments for 24 months and is not in default under any conditions of the lease at that time, if the letter of credit is still outstanding, then a replacement letter of credit shall be issued for the recorded amount of the security deposit of $49,039.

The Company was a defendant in a patent infringement action filed by Grape Technology Group and kgb USA, Inc. The suit was asking for unspecified damages. On December 9, 2010, a court found in favor of the Company on all patent infringement claims. The Company did not record any accrued liabilities associated with the patent infringement claim.

During 2010, the Company’s board of directors approved transaction bonus agreements for key employees providing for bonus payments in the event of a sale of the Company. Bonus amounts are calculated based on a percentage of the aggregate proceeds received. The maximum bonus percentages relating to aggregate proceeds received is 4%.

(12)	Employee Benefit Plan

The Company adopted a defined contribution retirement plan. It covers substantially all employees, and it provides for voluntary tax deferred contributions of up to certain Internal Revenue Service defined limitations. Based on approval by the board of directors, the Company may make matching contributions to the retirement plan. No contributions have been made by the Company during the years ended December 31, 2009 and 2010 and the three months ended March 31, 2011.

(13)	Subsequent Events

In April 2011, Marchex, Inc. acquired 100% of the Company’s stock. The consideration to the Company’s stockholders consisted of:

•	Approximately $16.5 million in cash and 1,019,103 shares of Marchex’s Class B common stock paid at closing; and

•

Future consideration of (i) $18.0 million on the first anniversary of the closing and (ii) $18.0 million on the 18th month anniversary of closing, with the future consideration payable in either cash or shares of Marchex Class B common stock or some combination to be determined by Marchex. Any shares issued in payment of the future consideration will be increased by 5%.